Exhibit 23

The Board of Directors

J.B. Hunt Transport Services, Inc.:

We consent to incorporation by reference in the Registration Statements No. 2-93928, No. 33-57127, No. 33-40028 on Form S-8 and No. 333-88016 on Form S-3 of J.B. Hunt Transport Services, Inc. for our report dated February 1, 2002 relating to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the December 31, 2001 annual report on Form 10-K of J.B. Hunt Transport Services, Inc.  Our report refers to a restatement of retained earnings to reflect an increase in insurance claims payable in 2001.

                                                                                                                                                                KPMG LLP

Tulsa, Oklahoma

May 28, 2002